UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Kirby Corporation
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	74-1884980 (I.R.S. Employer Identification No.)
55 Waugh Drive, Suite 1000
Houston, Texas 77007
KIRBY CORPORATION 2005 STOCK AND INCENTIVE PLAN
(Full title of the plan)
Joseph H. Pyne
President and Chief Executive Officer
Kirby Corporation
55 Waugh Drive, Suite 1000
Houston, Texas 77007
(Name and address of agent for service)
(713) 435-1000
(Telephone number, including area code, of agent for service)
copy to:
Thomas G. Adler, Esq.
Fulbright & Jaworski L.L.P.
2200 Ross Avenue
Suite 2800
Dallas, Texas 75201
(214) 855-8000
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to	maximum offering	maximum aggregate	Amount of
to be registered	be registered (1)	price per share (2)	offering price (2)	registration fee
Stock Options and Common Stock, par value $0.10 per share	1,000,000 shares	$47.53	$47,530,000	$5,594.28

(1)	Consists of 1,000,000 shares of common stock, par value $0.10 per share, reserved for issuance to employees of Kirby Corporation and its subsidiaries pursuant to the Kirby Corporation 2005 Stock and Incentive Plan. In addition, if, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 under the Securities Act of 1933, as amended, shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or dividend on, the securities covered by this Registration Statement.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are based upon the average of the high and low prices reported on the New York Stock Exchange on October 26, 2005.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Kirby Corporation (the “Corporation”) hereby incorporates by reference in this Registration Statement the following documents previously filed by the Corporation with the Securities and Exchange Commission (the “Commission”):
          (a) the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;
          (b)(1) the Corporation’s Quarterly Report on Form 10-Q for the period ended March 31, 2005;
          (b)(2) the Corporation’s Quarterly Report on Form 10-Q for the period ended June 30, 2005;
          (b)(3)* the Corporation’s Current Report on Form 8-K filed on January 27, 2005;
          (b)(4) the Corporation’s Current Report on Form 8-K filed on January 28, 2005;
          (b)(5) the Corporation’s Current Report on Form 8-K filed on March 8, 2005;
          (b)(6)* the Corporation’s Current Report on Form 8-K filed on April 15, 2005;
          (b)(7) the Corporation’s Current Report on Form 8-K filed on April 28, 2005;
          (b)(8)* the Corporation’s Current Report on Form 8-K filed on April 29, 2005;
          (b)(9)* the Corporation’s Current Report on Form 8-K filed on May 12, 2005;
          (b)(10)* the Corporation’s Current Report on Form 8-K filed on May 19, 2005;
          (b)(11)* the Corporation’s Current Report on Form 8-K filed on June 2, 2005;

          (b)(12)* the Corporation’s Current Report on Form 8-K filed on July 28, 2005;
          (b)(13)* the Corporation’s Current Report on Form 8-K filed on October 13, 2005;
          (b)(14)* the Corporation’s Current Report on Form 8-K filed on October 27, 2005; and
     (c) the description of the Common Stock, par value $0.10 per share, of the Corporation (the “Common Stock”) set forth in the registration statement on Form 8-B, dated October 14, 1976, including any amendment or report filed for the purpose of updating such description.
     All reports and other documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

*    This asterisk indicates Reports submitted to the Commission which include information “furnished” pursuant to Items 2.02 or 7.01 of Form 8-K, which pursuant to General Instruction B of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act. The information furnished pursuant to Items 2.02 or 7.01 in such reports is not subject to the liabilities of Section 18 of the Exchange Act, is not incorporated into this Report on Form S-8 and the Corporation does not intend to incorporate it by reference into any filing under the Securities Act or the Exchange Act.
Item 6. Indemnification of Directors and Officers.
Nevada General Corporation Law
     Under Section 78.7502 of the Nevada Revised Statutes (the “Nevada Law”), the Corporation has broad powers to indemnify its directors and officers, under certain circumstances, against liabilities they may incur in such capacities. To the extent a director or officer of the Corporation is successful on the merits or otherwise in defense of any action, suit or proceeding brought against such director or officer in such capacity under paragraphs 1 or 2 of Section 78.7502 of the Nevada Law, the Corporation must indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.
Articles of Incorporation of the Corporation
The Restated Articles of Incorporation provide for indemnification as follows:
“TWELFTH: 1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.
     2. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification shall not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sections 1 and 2 of this Article Twelfth, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.
     4. Any indemnification under sections 1 and 2 of this Article Twelfth, unless ordered by a court or advanced pursuant to section 5 of this Article Twelfth, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:
     (a) By the stockholders;
     (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;
     (c) If a majority vote of a quorum consisting of directors who where not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or
     (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.
     5. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the directors or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this section 5 of this Article Twelfth do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.
     6. The indemnification and advancement of expenses provided by this Article Twelfth:
     (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under these articles of incorporation or any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 2 of this Article Twelfth or for the advancement of expenses of any director or officer, if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.
     (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such person.
     7. The corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.
     8. The other financial arrangements made by the corporation pursuant to this section 7 of this Article Twelfth may include the following:

     (a) The creation of a trust fund.
     (b) The establishment of a program of self-insurance.
     (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.
     (d) The establishment of a letter of credit, guaranty or surety.
No financial arrangement made pursuant to this section may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.
     9. Any insurance or other financial arrangement made on behalf of a person pursuant to this Article Twelfth may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person’s stock or other securities is owned by the corporation.
     10. In the absence of fraud:
     (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Article Twelfth and the choice of the person to provide the insurance or other financial arrangement shall be conclusive; and
     (b) The insurance or other financial arrangement:
     (1) is not void or voidable; and
     (2) does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.”
Bylaws of the Corporation
     The Corporation’s Bylaws provide that the Corporation shall indemnify each and every present and former director and officer of the Corporation, and each and every person who may have served at the Corporation’s request as a director or officer of another corporation in which the Corporation owns shares of capital stock or of which the Corporation is a creditor (each of which other corporations is individually referred to herein as an “Other Enterprise”), against any and all expenses (including attorneys’ fees) actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he was or is a party by reason of being of having been a director or officer of the Corporation or Other Enterprise to the fullest extent permitted by law. The rights of indemnification provided in the Bylaws shall be in addition to any other rights to which a person may otherwise be entitled by any other provisions of the Corporation’s Restated Articles of Incorporation, statute, agreement, vote of stockholders or otherwise.
     The Corporation’s Bylaws further provide that the Corporation shall indemnify officers and directors of the Corporation, as well as other persons who serve as agents and employees of the Corporation, to the extent set forth in the Corporation’s Restated Articles of Incorporation.
     Additionally, the Corporation’s Bylaws provide that the Corporation may purchase and maintain insurance on behalf of, and contractually agree to indemnify, any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the Bylaws.
     The Corporation has entered into indemnification agreements with each of its directors, certain key officers, including C. Berdon Lawrence, Joseph H. Pyne, Norman W. Nolen, Mark R. Buese, Jack M. Sims, Howard G. Runser, G. Stephen Holcomb, Ronald A. Dragg and Thomas G. Adler, and certain officers of subsidiaries of the Corporation, including Steven P. Valerius and Dorman L. Strahan. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions under the Nevada Law and provide for indemnification under certain circumstances for acts and omissions which may not be covered by the Corporation’s liability insurance.
Item 8. Exhibits.
The following documents are filed as a part of this Registration Statement.

Exhibit
Number	Description
4.1
Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-3, Reg. No. 33-3082, filed with the Commission on August 30, 1989).

4.2
Certificate of Amendment of Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1990, File No. 001-07615).

4.3	Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 2 to the Registrant’s July 20, 2000 Registration Statement on Form 8A (Reg. No. 01-07615)).

4.4
Rights Agreement, dated as of July 18, 2000, between the Registrant and Fleet National Bank, a national bank association, which includes the Form of Resolutions Establishing Designations, Preference and Rights of Series A Junior Participating Preferred Stock of the Registrant, the form of Rights Certificate and the Summary of Rights (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 20, 2000, File No. 001-07615).

4.5
Kirby Corporation 2005 Stock and Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 29, 2005, File No. 001-07615).

4.6	Form of Nonincentive Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 29, 2005, File No. 001-07615).

4.7	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 29, 2005, File No. 001-07615).

4.8	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 29, 2005, File No. 001-07615).

5.1*	Opinion of Fulbright & Jaworski L.L.P.

23.1*	Consent of Fulbright & Jaworski L.L.P. (included in the opinion filed as Exhibit 5.1 hereto).

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included with signature page of this Registration Statement).

*	Filed herewith
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act or 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 25, 2005.

KIRBY CORPORATION
By:	/s/ Joseph H. Pyne
Joseph H. Pyne
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Joseph H. Pyne and Norman W. Nolen, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Joseph H. Pyne	President and Chief Executive Officer, Director

Joseph H. Pyne	(Principal Executive Officer)	October 25, 2005

Executive Vice President, Treasurer and Chief
/s/ Norman W. Nolen	Financial Officer

Norman W. Nolen	(Principal Financial Officer)	October 25, 2005

/s/ Ronald A. Dragg	Controller

Ronald A. Dragg	(Principal Accounting Officer)	October 25, 2005

/s/ C. Berdon Lawrence

C. Berdon Lawrence	Chairman of the Board of Directors	October 25, 2005

/s/ C. Sean Day

C. Sean Day	Director	October 25, 2005

/s/ Bob G. Gower

Bob G. Gower	Director	October 25, 2005

Signature	Capacity	Date

/s/ Walter E. Johnson

Walter E. Johnson	Director	October 25, 2005

/s/ William M. Lamont, Jr.

William M. Lamont, Jr.	Director	October 25, 2005

/s/ George A. Peterkin, Jr.

George A. Peterkin, Jr.	Director	October 25, 2005

/s/ Robert G. Stone, Jr.

Robert G. Stone, Jr.	Director	October 25, 2005

/s/ Richard C. Webb

Richard C. Webb	Director	October 25, 2005

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1
Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-3, Reg. No. 33-3082, filed with the Commission on August 30, 1989).

4.2
Certificate of Amendment of Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1990, File No. 001-07615).

4.3	Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 2 to the Registrant’s July 20, 2000 Registration Statement on Form 8A (Reg. No. 01-07615)).

4.4
Rights Agreement, dated as of July 18, 2000, between the Registrant and Fleet National Bank, a national bank association, which includes the Form of Resolutions Establishing Designations, Preference and Rights of Series A Junior Participating Preferred Stock of the Registrant, the form of Rights Certificate and the Summary of Rights (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 20, 2000, File No. 001-07615).

4.5
Kirby Corporation 2005 Stock and Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 29, 2005, File No. 001-07615).

4.6	Form of Nonincentive Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 29, 2005, File No. 001-07615).

4.7	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 29, 2005, File No. 001-07615).

4.8	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 29, 2005, File No. 001-07615).

5.1*	Opinion of Fulbright & Jaworski L.L.P.

23.1*	Consent of Fulbright & Jaworski L.L.P. (included in the opinion filed as Exhibit 5.1 hereto).

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included with signature page of this Registration Statement).

*	Filed herewith